As filed with the Securities and Exchange Commission on December 20, 2013
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
________________________________

BLACKBERRY LIMITED
(Exact name of Registrant as specified in its charter)

Ontario	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
2200 University Avenue East
Waterloo, Ontario, Canada
N2K 0A7
(Address of Registrant’s principal executive offices)

Employment Inducement Award Consisting of Restricted Share Units Granted to John S. Chen
(Full title of plan)

BlackBerry Corporation
5000 Riverside Drive, Suite 100E
Irving, Texas, 75039
(972) 650-6126
(Name, Address and Telephone Number of Agent for Service)
________________________________

Copy to:
Riccardo Leofanti, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street
Suite 1750, P.O. Box 258
Toronto, Ontario M5K 1J5
(416) 777-4700
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of ”large accelerated filer, ““accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer [X]	Accelerated Filer [ ]

Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares	10,521,418	$6.08	$63,970,221	$8,239

Notes

(1)
This Registration Statement covers Common Shares available for issuance upon vesting of restricted share units granted to John S. Chen pursuant to an employment inducement award as evidenced by a Restricted Share Unit Agreement between Mr. Chen and the Registrant.

(2)
Total represents the maximum number of Common Shares issuable upon vesting of restricted share units granted to John S. Chen as an employment inducement award. Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Restricted Share Unit Agreement between Mr. Chen and the Registrant.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the Nasdaq Stock Market on December 18, 2013.

EXPLANATORY NOTE

This registration statement registers 10,521,418 Common Shares that may be issued upon vesting of restricted share units granted to John S. Chen pursuant to the Restricted Share Unit Agreement between Mr. Chen and the Registrant awarded to Mr. Chen as part of an inducement for employment. Mr. Chen has been granted an additional 2,478,582 restricted share units pursuant to the Registrant's Equity Incentive Plan. The Common Shares issuable upon vesting of such restricted share units have been registered under a separate Registration Statement on Form S-8 filed with the Commission on December 20, 2013 in connection with the Registrant's Equity Incentive Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Annual report on Form 40-F of the Registrant for the fiscal year ended March 2, 2013, filed with the Commission on March 28, 2013;

(b)	Report on Form 6-K of the Registrant, furnished to the Commission on May 31, 2013, with respect to the Registrant's management information circular;

(c)	Report on Form 6-K of the Registrant, furnished to the Commission on September 25, 2013, with respect to the Registrant’s Canadian Material Change Reports and a related Letter of Intent Agreement;

(d)
Report on Form 6-K of the Registrant, furnished to the Commission on October 1, 2013, with respect to the Registrant’s unaudited consolidated financial statements for the three and six months ended August 31, 2013, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

(e)	Report on Form 6-K of the Registrant, furnished to the Commission on November 7, 2013, with respect to the Registrant’s Canadian Material Change Report and a related Subscription Agreement;

(f)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the Registrant since March 2, 2013; and

(g)	The description of the Registrant's common shares, included in the registration statement on Form 40-F, filed with the Commission on September 9, 1998.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.  In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.   Description of Securities

Not Applicable

Item 5.   Interests of Named Experts and Counsel

Not Applicable

Item 6.  Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the “OBCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity, of another entity:

(a)           against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with the Registrant or other entity as described above; and

(b)            with court approval, against all costs, charges and expenses reasonably incurred by the individual in connection with an action brought by or on behalf of the Registrant or another entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above;

provided, in all cases, such individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful.

In addition, the Registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in (a) and, with court approval, (b) above but the individual is required to repay the money to the Registrant if  the individual did not act honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request.

Notwithstanding the foregoing, a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, is entitled to be indemnified by the Registrant against all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the individual’s association with the Registrant or other entity as described above, if the individual seeking the indemnity, (i) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and such individual, (ii) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (iii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful.

Subject to the limitations contained in the OBCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs, executors, administrators and other legal personal representatives shall, from time to time, be indemnified and saved harmless by the Registrant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or body corporate of which the Registrant is or was a shareholder or creditor, if (i) he or she acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

In addition, as is customary for many public corporations, the Registrant has entered into indemnity agreements (the “Indemnity Agreements”) with its directors and certain senior officers whereby the Company agreed, subject to applicable law, to indemnify those persons against all costs, charges and expenses which they may sustain or incur in third party actions if: such director or officer complied with his or her fiduciary duties; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.  The

Indemnity Agreements further require the Registrant to pay interim costs and expenses of the director or officer subject to the proviso that the director or officer undertake to repay such costs and expenses if the outcome of any litigation or proceeding establishes that the director or officer was not entitled to indemnification.

The Registrant also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers of the Registrant.  The directors and officers are not required to pay any premium in respect of the insurance.  The policy contains standard industry exclusions.

Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act.

Item 7.   Exemption From Registration Claimed.

Not Applicable

Item 8.   Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

4.1	Specimen Common Share certificate.(1)

4.2	Articles of Amalgamation of the Registrant.(1)

4.3	By-laws of the Registrant. (2)

5.1	Opinion of Torys LLP.

23.1	Consent of Torys LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on page 8 of this Registration Statement).

__________________________

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on December 20, 2013.

(2)	Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on July 10, 2013.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waterloo, Province of Ontario, Canada, on December 20, 2013.

BLACKBERRY LIMITED

By:	/s/ John S. Chen
	Name:	John S. Chen
	Title:	Interim Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes John S. Chen and James Yersh as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20, 2013.

Signature	Title

/s/ John S. Chen	Executive Chair and Interim Chief Executive Officer
John S. Chen

/s/ James Yersh	Chief Financial Officer
James Yersh

/s/ Prem Watsa	Lead Director
Prem Watsa

/s/ Barbara Stymiest	Director
Barbara Stymiest

/s/ Timothy Dattels	Director
Timothy Dattels

/s/ Claudia Kotchka	Director
Claudia Kotchka

/s/ Richard Lynch	Director
Richard Lynch

/s/ Bert Nordberg	Director
Bert Nordberg

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of BlackBerry Limited and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Waterloo, Ontario, Canada on December 20, 2013.

BLACKBERRY CORPORATION (Authorized U.S. Representative)

By:	/s/ James Yersh
	Name:	James Yersh
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Share certificate.(1)

4.2	Articles of Amalgamation of the Registrant.(1)

4.3	By-laws of the Registrant.(2)

5.1	Opinion of Torys LLP.

23.1	Consent of Torys LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on page 8 of this Registration Statement).

__________________________

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on December 20, 2013.
(2)	Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on July 20, 2013.